CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of AXS TSLA Bear Daily ETF, AXS 1.25X NVDA Bear Daily ETF, AXS 2X COP Bear Daily ETF, AXS 1.25X BA Bear Daily ETF, AXS 1.5X PYPL Bear Daily ETF, AXS 1.25X WFC Bear Daily ETF, AXS 2X PFE Bear Daily ETF, AXS 1.5X CRM Bear Daily ETF, AXS 2X NKE Bear Daily ETF, AXS TSLA Bull Daily ETF, AXS 1.25X NVDA Bull Daily ETF, AXS 2X COP Bull Daily ETF, AXS 1.25X BA Bull Daily ETF, AXS 1.5X PYPL Bull Daily ETF, AXS 1.25X WFC Bull Daily ETF, AXS 2X PFE Bull Daily ETF, AXS 1.5X CRM Bull Daily ETF, AXS 2X NKE Bull Daily ETF, each a series of Investment Managers Series Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 11, 2022